EXECUTION COPY	Exhibit 10.1
THERMO FISHER SCIENTIFIC INC.
NONSTATUTORY STOCK OPTION AGREEMENT
Granted Under
Thermo Fisher Scientific Inc. 2008 Stock Incentive Plan
1. Grant of Option.
     This agreement evidences the grant by Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), on November 21, 2009 (the “Grant Date”) to Marc N. Casper (the “Participant”), an employee and officer of the Company, of an Option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2008 Stock Incentive Plan (the “Plan”), a total of 600,000 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company (“Common Stock”) at $46.56 per Share. Unless earlier terminated, this Option shall expire at 5:00 p.m., Eastern time, on November 21, 2019 (the “Final Exercise Date”).
     It is intended that this Option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Code. Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms. Capitalized terms used in this Agreement and not otherwise defined shall have the same meaning as in the Plan.
2. Vesting Schedule. Except as otherwise provided in paragraphs (d) through (g) of Section 3 below and the Plan, this Option will become exercisable (“vest”) as to 20% of the original number of Shares on the second anniversary of the Grant Date and as to an additional 20% of the original number of Shares on each anniversary of the Grant Date following the second anniversary of the Grant Date until the sixth anniversary of the Grant Date. The right of exercise shall be cumulative so that to the extent this Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this Option under Section 3 hereof.
3. Exercise of Option.
     (a) Form of Exercise. Each election to exercise this Option shall be in accordance with the instructions described in “The Guide for Employees of Thermo Fisher Scientific Inc. Stock Option Plans” as may be amended from time to time. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this Option may be for any fractional share.
     (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he exercises this Option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive Option grants under the Plan (an “Eligible Participant”).
     (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) through (g) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation.
     (d) Death or Disability. If the Participant dies or becomes disabled (as defined below) prior to the Final Exercise Date while he is an Eligible Participant, this Option shall vest and become 100% exercisable upon the date of such death or disability and the right to exercise this Option shall terminate one year following such date (but in no event after the Final Exercise Date). For the purposes of this Agreement, a Participant shall be deemed to be “disabled” at such time as the Participant is receiving disability benefits under the Company’s Long Term Disability Coverage, as then in effect.
     (e) Discharge Without Cause or for Good Reason. If the Participant’s employment or service is terminated by the Company or any Subsidiary without “Cause” (as defined in Section 1.2 of the 2009 Restatement of Executive Severance Agreement between the Company and the Participant dated November 21, 2009, as may be amended from time to time (the “Severance Agreement”)) or by the Participant for Good Reason (as defined in Section 1.4 of the Severance Agreement), and such termination does not entitle the Participant to severance benefits under the Executive Change in Control Retention Agreement between the Company and the Participant dated November 21, 2009, as may be amended from time to time (the “CIC Agreement”) prior to the Final Exercise Date, the unvested portion of this Option shall vest as to the 20% tranche of this Option next scheduled to vest under this Agreement (the “Accelerated Option Shares”), and the Accelerated Option Shares shall become exercisable upon the date of such termination of employment or service, and the right to exercise this Option (including the Accelerated Option Shares) shall terminate two years following such date (but in no event after the Final Exercise Date).
     (f) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company or a Subsidiary for “Cause” (as defined in Section 1.2 of the Severance Agreement), the right to exercise this Option shall terminate immediately upon the effective date of such discharge. The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.
     (g) Change in Control Event. If the Participant’s employment or service is terminated by the Company or any Subsidiary without “Cause” (as defined in Section 1.3 of the CIC Agreement) or by the Participant for Good Reason (as defined in Section 1.4 of the CIC Agreement) and such termination entitles the Participant to severance benefits under the CIC Agreement, this Option shall vest and become 100% exercisable upon the date of such termination of employment or service and the right to exercise this Option shall terminate two years following such date (but in no event after the Final Exercise Date).

4. Withholding. No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option in accordance with the instructions therefor described in “The Guide for Employees of Thermo Fisher Scientific Inc. Stock Option Plans” as may be amended from time to time; provided, however, except as otherwise permitted by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
5. Nontransferability of Option. This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant. Notwithstanding the foregoing, the Company consents to the gratuitous transfer of this Option by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof; provided that with respect to such proposed transferee the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Option under the Securities Act of 1933, as amended; and provided further that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.
6. Provisions of the Plan. This Option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Option.
7. No Right To Employment or Other Status. The grant of this Option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or Subsidiary. The Company and Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement, except as expressly provided herein.
8. Restrictive Covenants. If the Participant engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company or any Subsidiary under any agreement, policy or plan of the Company or any Subsidiary, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, this Option shall be cancelled and, to the extent some or all of this Option was exercised within a period of 12 months prior to such breach, the Participant shall be required to forfeit to the Company, upon demand, any cash or Shares acquired by the Participant upon such exercise or sale.
9. Governing Law. This Option shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

     IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

THERMO FISHER SCIENTIFIC INC.
Dated: November 21, 2009	By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

Participant:	/s/ Marc N. Casper

Address:

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